Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Radiant Systems Central Europe, Inc.

Radiant Systems International, Inc.

Estorelink.Com, Inc.

RetailEnterprise, LLC

Radiant Enterprise Software LLC

Radiant Systems Asia-Pacific Pty Ltd.

Radiant Systems Retail Solutions Pte Ltd.

Radiant Systems s.r.o.

Radiant Systems Retail Solutions, S.L.

Radiant Systems UK Limited

Radiant Hospitality Systems, Ltd.

RADS Holding Corp.

Radiant Systems International S.e.n.c.

Radiant Systems International 2 S.e.n.c.

RADS International S.a.r.l.

RADS Australia Holdings Pty Ltd

Quest Retail Technology Inc.

Quest Retail Technology Pty Ltd.

Quest POS Limited